I, Gregory B. Sullivan, the Chief Executive Officer, and Mark Sauder, the Chief Financial Officer, of Ugly Duckling Corporation, certify that to the best of our knowledge and belief: (i) the report fully complies with the requirements of
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and (ii) the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of Ugly Duckling Corporation.


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                                    Gregory B. Sullivan, Chief Executive Officer


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                                    Mark Sauder, Chief Financial Officer